Exhibit 3.2

ALLY FINANCIAL INC.

BYLAWS

[date], 2014

ALLY FINANCIAL INC. BYLAWS

Article I Stock, Transfer, Dividends, and Stockholder Meetings

A.	Authorized Stock. The authorized classes and shares of stock of Ally Financial Inc. (“Corporation”) are stated in the Corporation’s Amended and Restated Certificate of Incorporation.

B.	Authorization and Issuances of Stock. Any authorization or issuance of additional common or preferred stock of the Corporation (beyond that currently authorized and outstanding) requires prior approval of the Ally Financial Inc. Board of Directors (“Board”).

C.	Non-certificated Stock. Stock of the Corporation is issued in non- certificated form, but if directed by the Board, the Corporation will issue one or more certificates of common stock to a stockholder of record representing the shares of stock held by that stockholder.

D.	Transfer of Stock. Common stock of the Corporation is transferrable.

1.	Transfer Instructions. The Corporation will effect a transfer of common stock only upon instructions received from the stockholder of record or his or her authorized designee.

2.	Validity. No transfer of common stock is valid against the Corporation for any purpose until properly recorded in the Corporation’s stock register.

3.	Registration Rights of Certain Common Holders. The common stockholders have the registration rights contained in the attached Exhibit F, which is part of these Bylaws.

E.	Dividends. Dividends on common stock of the Corporation will be paid if, as, and when declared by the Board, and dividends on each series of preferred stock of the Corporation will be paid in accordance with their respective certificates of designation.

F.	Stockholder Meetings.

1.	Annual Meeting. The annual meeting of common stockholders will be held on the date determined by the Corporation’s Chief Executive Officer, subject to applicable legal requirements.

2.	Special Meetings. The Board or the Chief Executive Officer of the Corporation may call special meetings of common stockholders from time to time.

a.	Any special meeting of the common stockholders will be held on the date, and at the time, and for the purpose(s) stated in the notice of the meeting, in all cases subject to any rules and procedures adopted by the Board.

b.	The party who requested the special meeting may revoke the request at any time before the meeting occurs by sending written notice of the revocation to the Secretary of the Corporation.

3.	Director Nomination and Other Stockholder Business. At any stockholder meeting, the only business that will be conducted is that which is properly brought before the stockholders.

a.	For annual meetings, nominations of individuals for election to the Board, or proposals of other business to be transacted, may be made only through one of the following means:

i.	Pursuant to the Corporation’s notice of the annual stockholder meeting (or any supplement to it).

ii.	By, or at the direction of, the Board or any committee of the Board.

iii.	By anyone who:

A.	Is a common stockholder of record of the Corporation both at the time such common stockholder gives the notices contemplated by this Section I.F.3 and at the time of such annual stockholder meeting, and

B.	Who is entitled to vote at the meeting, and

C.	Complies with the procedures of this Section I.F.3 and applicable legal requirements.

c.	For special meetings, nominations of individuals for election to the Board and proposals for other business to be transacted must comply with this Section I.F.3.

d.	A common stockholder that intends to nominate a director for election or re-election, or to propose any other business, at a stockholder meeting must submit to the Secretary of the Corporation a timely written notice of this intent that complies with the Bylaws and/or Regulation 14A, as applicable, (“Notice of Intent”).

i.	For an annual meeting, a Notice of Intent is “timely” given only if the Secretary of the Corporation receives the Notice of Intent at least 120 calendar days before that annual meeting but not more than 180 calendar days before that annual meeting.

ii.	For a special meeting called under Section I.F.2 above, a Notice of Intent is “timely” given only if the Secretary of the Corporation receives the Notice of Intent at least 60 calendar days before the special meeting.

e.	Each Notice of Intent submitted to the Secretary of the Corporation in connection with an annual stockholder meeting under Section I.F.3.a.iii above must include the following information:

i.	For each individual that the stockholder proposes to nominate for election or re-election as a director, all information that is required to be disclosed in connection with soliciting proxies for the election of directors, or that is otherwise required, under Regulation 14A (including, without limitation, the individual’s written consent to being named in the proxy statement as a nominee and to serving as a director, if elected or re-elected).

ii.	As to any business other than the nomination of directors, a brief description of the business to be addressed, including relevant background and context; reasons for raising the matter at the stockholder meeting; and any material interest of the stockholder (and any beneficial owner of stock on whose behalf the stockholder is acting) related to the business.

iii.	As to the stockholder submitting the Notice of Intent, the following:

•	The stockholder’s name and address and whether it is a nominal stockholder acting on behalf of, or for the benefit of, someone else.

•	The class and number of shares of common stock and any other securities of the Corporation held by the stockholder.

•	Description of any agreement, arrangement, or understanding between the stockholder on one hand, and any beneficial owner of stock on whose behalf the stockholder is acting on the other hand, and their respective affiliates, and any other person(s) in connection with the nomination or proposal of other business.

•	Description of any agreement, arrangement, or understanding (including, without limitation, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, in each case regardless of the form of settlement) that has been entered into by or on behalf of the stockholder, in each case where the effect or intent of the agreement, arrangement, or understanding with respect to the Corporation’s securities is to: create or mitigate loss to; manage risk or benefit of share price changes for; or increase or decrease the voting power of; the stockholder (or any beneficial owner on whose behalf the stockholder is acting), or a person nominated for election as a director.

•	A representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at the contemplated stockholder meeting and will appear in person or by proxy at the meeting to bring the nomination or other business before the meeting.

•	A representation as to whether the stockholder (or any beneficial owner of stock on whose behalf the stockholder is acting) will, or is part of a group that will, either deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding common stock required to approve or adopt the proposal or to elect each identified nominee, and/or otherwise solicit proxies from stockholders in support of that proposal or nomination.

f.	With respect to stockholder proposals to be included in any proxy statement of the Corporation, stockholders must comply with the requirements of Securities and Exchange Commission Rule 14a-8, if applicable, instead of this Section I.F.

g.	The Board will determine any question as to whether and to what extent the Bylaws’ requirements related to stockholder meetings have been satisfied, and its determination will be conclusive and binding on all stockholders and the Corporation.

i.	If the Board determines that any requirement has not been satisfied as to a particular meeting, then it may elect to waive the deficiency for that meeting, or disregard the nomination or decline to allow the proposed business to be transacted at the meeting.

ii.	If a stockholder, or its qualified representative, does not appear at a stockholder meeting to make its nomination or proposal of other business, then the nomination will be disregarded and the proposed business will not be transacted, even if the Corporation has received proxies with respect to votes on those matters.

•	As used above, “qualified representative” means a person who is a duly authorized officer, manager, or partner of the absent stockholder, or another individual who is authorized in a writing signed by the absent stockholder, or an electronic transmission delivered to the Secretary of the Corporation by the absent stockholder, to act as its proxy at the stockholder meeting and who produces the writing or the electronic transmission or a reliable reproduction of either.

h.	Notwithstanding any contrary provision or inference in these Bylaws, nothing in these Bylaws limits any legal or stock exchange listing requirements applicable to stockholders as to director nominations or proposals as to any other business to be transacted at any stockholder meeting.

4.	Meeting Location. Unless the Board decides to hold a physical meeting, all common stockholder meetings will be held by telephone, video conference, or similar communications equipment that allows all meeting participants to hear each other.

a.	Any physical meetings of the common stockholders will be held at a location determined by the Board, which may, but is not required to, be in the State of Delaware.

b.	As to any physical meetings of the common stockholders, any common stockholders may participate in the meeting by telephone, video conference, or similar communications equipment that allows all meeting participants to hear each other.

c.	Any stockholder that participates in a meeting by telephone, video conference, or similar communications equipment that allows all meeting participants to hear each other is deemed to have been present at the meeting and to have waived any deficiency of notice.

5.	Notices. The Corporation will give notices to stockholders as follows:

a.	Notice for the annual meeting will be given to common stockholders entitled to the notice between ten and sixty calendar days before the meeting date.

b.	Notice for any special meeting called by the Chief Executive Officer or the Board will be given to common stockholders entitled to the notice between ten and sixty calendar days before the meeting date.

c.	Any and all notices may be given by: in-person delivery; United States mail; commercial delivery company; facsimile, electronic mail, or other electronic means; issuing a press release in accordance with applicable securities laws and regulations; and/or by filing a report with the United States Securities and Exchange Commission on Form 8-K.

6.	Waiver of Notice. Meetings may be held without notice if all holders of common stock entitled to vote at the meeting are present in person or by proxy, or if notice is waived in writing by those not present, either before or after the meeting.

a.	Any stockholder who is present in person or by proxy at a common stockholder meeting is conclusively presumed to have:

i.	Waived notice of the meeting, except when he or she attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

ii.	Assented to any action taken, unless his or her dissent is entered in the minutes of the meeting or unless his written dissent or abstention is filed with the person acting as secretary of the meeting before it adjourns or is forwarded by registered mail to the Secretary of the Corporation immediately after the meeting.

7.	List of Stockholders Entitled to Vote. Before every meeting of stockholders, the Secretary of the Corporation will prepare a complete list of the stockholders entitled to vote at the meeting in compliance with the requirements of the laws of the State of Delaware.

8.	Quorum. A quorum for the transaction of business at a stockholder meeting consists of the holders of a majority of the outstanding shares of stock entitled to vote on the business to be transacted, who are present in person or by proxy at the meeting.

9.	Absence of Quorum. If a quorum is not present within sixty minutes after the designated starting time for the meeting, the meeting may be adjourned and the Secretary may reschedule the meeting to occur within three to ten business days after the adjourned meeting.

10.	Voting. At any meeting of the common stockholders, each common stockholder is entitled to vote in accordance with the number of voting shares it holds of record and voting powers of those shares.

a.	Each common stockholder is entitled to one vote for each share of common stock it holds.

b.	Unless otherwise required by law, the Corporation’s Amended and Restated Certificate of Incorporation, or these Bylaws, all matters subject to a vote of the stockholders will be decided by the vote of the holders of a majority of the outstanding shares of stock entitled to vote on the matter and who are present in person or by proxy at the meeting.

c.	Election of directors will be decided by a plurality of the votes cast by the common stockholders.

d.	Holders of common stock will vote together as a single class.

e.	Notwithstanding any contrary provision or inference in these Bylaws, holders of any series of preferred stock of the Corporation have no right to vote on or approve any matter, except as provided in their respective certificates of designation.

f.	Any changes to Article IX of the Corporation’s Amended and Restated Certificate of Incorporation requires the vote of the holders of at least 75% of the outstanding shares of stock entitled to vote on the matter and who are present in person or by proxy at the meeting.

12.	Proxies. Each common stockholder entitled to vote, approve, consent, or otherwise act on a matter may authorize another person or persons to act for him by proxy, but the proxy, whether revocable or irrevocable, must comply with the requirements of applicable laws of the State of Delaware.

13.	Conduct of Stockholder Meetings. The Board may adopt rules and procedures for the conduct of stockholder meetings (including, without limitation, advance notice requirements, meeting notice content requirements, disclosure requirements, etc.), which will be binding on the stockholders.

ARTICLE II Board of Directors

A.	Responsibility. The business and affairs of the Corporation are managed by, or under the direction of, the Board.

B.	Number of Directors. The number of directors on the Board will be between nine and thirteen, as determined by the Board in its discretion, and is initially fixed at eleven.

C.	Chairperson. The Board will elect a chairperson from among the independent directors on the Board, and the chairperson (or in the chairperson’s absence, an alternate director designated by the chairperson) will preside at Board meetings.

D.	Term. Each director will hold office until a successor is duly elected and qualified or until his or her earlier death, resignation, or removal for cause.

E.	Resignation. Any director may resign at any time by giving written notice to the Chief Executive Officer, or to the Secretary, of the Corporation.

1.	Effective date. The resignation takes effect upon receipt or notice of it, or at any later time that is specified in the notice.

2.	Acceptance Unnecessary. Unless specified in the resignation notice, acceptance of it is not necessary to make it effective.

F.	Removal. Directors may be removed from the Board by the common stockholders only for cause.

G.	Vacancies. Any vacancy on the Board created by reason of the death, removal for cause, or resignation of a director, or by increase in the number of directors on the Board, may be filled by action of a majority of the remaining members of the Board even if they do not constitute a quorum.

H.	Meetings. The Board will hold regular meetings of the Board at least four times during any twelve month period, and at least once during any consecutive three month period.

1.	Special Meetings. The Chief Executive Officer of the Corporation, the chairperson of the Board, or a majority of the directors on the Board may call a special meeting of the Board at any time, subject to the advance notice requirements in Section II.H.2 below.

2.	Notice of Meetings. The Corporation will give written notice of each regular and special Board meeting at least three calendar days before the meeting date, if sent by United States mail or commercial delivery company, or at least twenty-four before the meeting date, if sent by e-mail or facsimile or delivered in person.

3.	Meetings Without Notice. Meetings may be held without notice if all directors entitled to vote at the meeting are present in person, or if notice is waived in writing by those not present either before or after the meeting.

4.	Waiver of Notice. Any director who is present in person at a meeting of the Board or a Board committee is conclusively presumed to have:

a.	Waived notice of the meeting, except when he or she attends for the express purpose of objecting or abstaining at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

b.	Assented to any action taken unless his dissent or abstention is entered in the minutes of the meeting or unless his written dissent or abstention is filed with the person acting as secretary of the meeting before it adjourns or is forwarded by registered mail to the Secretary of the Corporation immediately after the meeting.

5.	Meeting Location. Board meetings will be held at a location determined by the Board, which may, but is not required to, be in the State of Delaware

I.	Quorum. The presence of directors constituting a majority of the full Board constitutes a quorum for the transaction of business.

1.	If a quorum is not present within sixty minutes after the time appointed for a Board meeting, the meeting may be adjourned and the chairperson may reschedule the meeting to be held between two and ten business days from the date of the adjourned meeting.

2.	Notwithstanding any contrary provision in these Bylaws, interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a Board committee that authorizes any interested party contract or transaction.

J.	Voting. Each director is entitled to cast one vote as to each matter brought before the Board or any committee of the Board of which that director is a member, and all matters to be determined by the Board will be determined by a majority vote of the directors present at a meeting at which a quorum is present.

K.	Action Without a Meeting. Any action requiring a vote of the Board may be taken without a meeting and without prior notice or vote, if all directors consent in writing (including facsimile, e-mail, or other electronic means) to the contemplated action.

L.	Telephonic Meetings. Board meetings may be held, and directors may participate in any Board meeting (regardless of how it is held), by telephone, video conference, or similar communications equipment that allows all meeting participants to hear each other, and participation in a meeting under this section constitutes presence at the meeting (and participation “in person”) and waiver of any deficiency of notice.

M.	Compensation of Directors. Directors that are not also officers or employees of the Corporation may receive compensation for their services as directors, including service on any Board committee, in the form and amount as determined by the Board from time to time.

1.	Directors that are Officers. Directors that are also officers or employees of the Corporation will not receive any separate compensation for services in their capacity as directors.

2.	Expense Reimbursement. The Corporation will reimburse directors for any reasonable out-of-pocket expenses related to attendance at each regular or special meeting of the Board, subject to the Corporation’s internal expense policies, including requirements as to reporting and documenting of those expenses.

N.	Conflicts of Interest. If any director has an actual or potential conflict of interest as against the Corporation (including vis-à-vis any stockholder), he or she will disclose the conflict to the Board and the Ally Legal Staff and address the conflict in accordance with applicable legal requirements.

O.	Independence. A director qualifies as an independent director if the Board affirmatively determines that the director meets the independence standards issued by the New York Stock Exchange.

P.	Fiduciary Duties. To the extent permitted under the laws of the State of Delaware, no director is personally liable to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

ARTICLE III COMMITTEES OF THE BOARD OF DIRECTORS

A.	Designation of Committee. The Board may designate one or more committees of the Board and delegate to it responsibility and authority for any matter.

1.	Committee Composition. A Board committee may consist of only one director.

2.	Alternate Committee Members. The Board may designate one or more directors as alternate members of any committee, who may replace absent or disqualified directors at any meeting of that committee, subject to any limitations imposed by the Board.

3.	Quorum. The presence of directors constituting a majority of the Board committee constitutes a quorum for the transaction of business by the committee.

4.	Majority Vote. Any action to be taken by a Board committee requires the vote of a majority of the directors of the committee.

5.	Reports. Each committee of the Board will report its activities to the full Board on a regular basis.

6.	Removal. Any committee member may be removed, or any authority granted to a committee may be revoked (subject to applicable law), at any time for any reason by the Board.

7.	Committee Authority. To the extent provided in any resolution of the Board, any committee of the Board has and may exercise all of the authority of the full Board.

8.	Committee Rules of Procedure. Each committee of the Board may fix its own rules of procedure, subject to these Bylaws or resolution of the Board, and will hold its meetings in accordance with those rules.

B.	The current standing committees of the Board are the Audit Committee; the Compensation, Nominating, and Governance Committee; and the Risk and Compliance Committee.

1.	Audit Committee. The Audit Committee has and may exercise the powers, authority, and responsibilities that are normally appropriate for the functions of an audit committee.

2.	Compensation, Nominating, and Governance Committee. The Compensation Committee has and may exercise the powers, authority, and responsibilities as delegated to it by the Board.

3.	Risk and Compliance Committee. The Risk and Compliance Committee has and may exercise the powers, authority, and responsibilities as delegated to it by the Board.

ARTICLE IV OFFICERS

A.	Officer Positions. The officers of the Corporation are the Chief Executive Officer, President, Chief Financial Officer, Corporate Treasurer, Secretary, any Assistant Secretary, General Counsel, any Vice President, and any other position with the designation “officer” in the title.

B.	Additional Officer Positions. The Board may create additional officer positions beyond those listed in Section IV.A above.

C.	Appointment and Removal of Officers. The Board will appoint any and all officers of the Corporation, and only the Board may remove an officer from the office he or she holds, except as provided below.

1.	The Board may delegate authority to the director that is also the Chief Executive Officer to appoint and remove any officer of the Corporation who is not, and will not be, an executive officer of the Corporation at the time of appointment or removal.

2.	Each such appointment or removal by the director that is also the Chief Executive Officer is deemed to be the act of the full Board.

D.	Number of Offices. A person may hold any number of offices.

E.	Officer Responsibilities and Authorities. Each officer of the Corporation has and must exercise the powers and authorities as generally pertain to, or are necessarily incident to, the office(s) he or she holds, subject to the direction of the Board and/or the Chief Executive Officer of the Corporation.

1.	Specific Officer Responsibilities and Authorities. The following officers have the responsibilities and authorities indicated:

a.	The Chief Executive Officer of the Corporation is its principal executive officer, and subject to the direction of the Board, the Chief Executive Officer:

i.	Has full responsibility and authority for, and must exercise, direct charge of, and general supervision over, the business and affairs of the Corporation;

ii.	Has any and all other powers and must perform such other duties, as may be specifically assigned to him or her from time to time by the Board; and

iii.	Is fully responsible for carrying into effect all resolutions and orders of the Board, and may delegate to any other officer(s) or employee(s) of the Corporation any of his powers and his duties.

b.	The Chief Financial Officer of the Corporation has full responsibility and authority for the financial records, books, and accounts of the Corporation.

c.	The President of the Corporation has full responsibility and authority for the global automotive services (including insurance) business of the Corporation.

d.	The Corporate Treasurer of the Corporation has custody of the Corporation’s funds and securities and is fully responsible for maintaining accounts in the name of the Corporation for the deposit of funds to the Corporation’s credit; for the disbursement of funds on behalf of the Corporation; and maintaining accurate accounts of receipts and disbursements in the Corporation’s books.

e.	The General Counsel of the Corporation has full responsibility and authority for all legal affairs of the Corporation, subject to applicable rules of professional conduct for lawyers.

f.	The Secretary of the Corporation will attend all meetings of the common stockholders and of the Board and its committees and will record all votes and the minutes of all meetings.

i.	The Secretary will give notice of all meetings of the stockholders and of the Board and its committees.

ii.	The Secretary will perform such other duties as may be assigned to him or her from time to time by the Board or the Chief Executive Officer.

2.	Reservation of Authorities. Any power or authority not specifically reserved to the Board or the common stockholders under these Bylaws, the Corporation’s Amended and Restated Certificate of Incorporation, the laws of the State of Delaware, or resolution of the Board is within the powers and authorities of each of the Chief Executive Officer and any other applicable officer(s) of the Corporation.

F.	Conflicts of Interest. If any officer of the Corporation has an actual or potential conflict of interest as against the Corporation (including vis-à-vis any stockholder), he or she will address the conflict in accordance with applicable legal requirements.

ARTICLE V Principal Office, Seal, and Fiscal Year

A.	Offices. The Corporation’s principal office is located at 200 Renaissance Center, Detroit, MI 48265, or any other location as determined by the Board, and its registered office is located at 1209 Orange Street, Wilmington, New Castle County, Delaware.

1.	Registered Agent The name of the Corporation’s registered agent is The Corporation Trust Company.

2.	Location of Corporate Books. The books of the Corporation may be kept inside or outside the State of Delaware.

B.	Seal. The corporate seal will have inscribed upon it the name of the Corporation, the year of its organization, and the words “Corporate Seal” and “Delaware”.

C.	Fiscal Year. The fiscal year of the Corporation begins on January 1st and ends on December 31st in each year.

ARTICLE VI Exclusive Forum

The Court of Chancery of the State of Delaware is the sole and exclusive forum for:

A.	Derivative Actions. Any derivative action or proceeding brought on behalf of the Corporation.

B.	Fiduciary Duty Claims. Any action asserting a claim of breach of fiduciary duty to the Corporation or its stockholders owed by any director, officer, or other employee of the Corporation.

C.	Claims Under Delaware Law and Organizational Documents. Any action asserting a claim arising under the Delaware General Corporation Law, the Corporation’s Amended and Restated Certificate of Incorporation, and/or these Bylaws.

D.	Internal Affairs Doctrine. Any other action asserting a claim governed by the internal affairs doctrine.

ARTICLE VII Amendments

A.	Amendments by the Board. The Board may change, or repeal these Bylaws, or adopt additional bylaws.

B.	Amendments by Common Stockholders. Holders of at least 75% of the outstanding common stock may vote to change, or repeal these Bylaws, or adopt additional bylaws at any annual or special meeting of the common stockholders, in accordance with the laws of the State of Delaware.

C.	Amendment of Exhibit F. Notwithstanding the foregoing,

1.	Exhibit F of these Bylaws may not be changed or repealed in any manner or through any means without the consent of Eligible Holders (as defined in Exhibit F) holding a majority of the then outstanding Registrable Securities (as defined in Exhibit F), and no change or repeal of Exhibit F will be effective against an Eligible Holder without such Eligible Holder’s consent if it reduces or limits (other than in an immaterial respect) the rights of such Eligible Holder or otherwise disadvantages (other than in an immaterial respect) such Eligible Holder.

2.	No change or repeal, whether by merger, consolidation, combination, reclassification or otherwise, of Section VII.C.1 above may be made without the prior consent of Eligible Holders (as defined in Exhibit F) holding a majority of the then outstanding Registrable Securities (as defined in Exhibit F), and no change or repeal of Section VII.C.1 above or this Section VII.C.2 will be effective against an Eligible Holder without such Eligible Holder’s consent if it reduces or limits (other than in an immaterial respect) the rights of such Eligible Holder or otherwise disadvantages (other than in an immaterial respect) such Eligible Holder.

ARTICLE VIII Stockholder Agreements

These Bylaws are subject to any stockholders’ agreement, including any voting agreement(s), that may be in effect from time to time.

EXHIBIT

Exhibit F — Registration Rights of Certain Common Holders